Exhibit 99.1
CONTACT: Phil Franklin,
     Vice President, Operations Support & CFO (847) 391-0566
LITTELFUSE REPORTS THIRD QUARTER RESULTS
          DES PLAINES, Illinois, October 29, 2008 — Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the third quarter of 2008.
Third Quarter Highlights
•	Sales for the third quarter of 2008 were slightly above the company’s revised guidance of September 29, and earnings per share before special items were at the high end of the guidance range.

•	Sales for the third quarter of 2008 were $141.5 million, an increase of $1.3 million or 1% compared to the third quarter of 2007. Electrical and electronics sales increased 21% and 4% respectively compared to the prior year, while automotive sales declined by 15%. The automotive decline was driven by sharp reductions in global car production.

•	Diluted earnings per share for the third quarter of 2008 were $0.18 compared to diluted earnings per share of $0.64 for the third quarter of 2007.

•	Adjusted diluted earnings per share (see Supplemental Information) were $0.35, which excludes $6.0 million of charges primarily related to settlement of a pension plan in Ireland. This compares to $0.48 per diluted share for the third quarter of 2007 excluding special items.

•	The lower adjusted earnings for the third quarter of 2008 compared to the prior year primarily reflected higher costs related to manufacturing transfer projects, price erosion in excess of cost reductions and increased freight surcharges.

•	For the third quarter of 2008, cash from operating activities was $13.2 million while capital expenditures were $11.9 million. The company generated positive free cash flow for the third quarter despite high capital expenditures to support the manufacturing transfer projects and over $7 million of severance payments related to plant closures.

•	The book-to-bill ratio for electronics for the third quarter of 2008 was 0.9, but this has dropped to 0.8 for the month of October.
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Fourth Quarter Outlook
“Passenger vehicle production continues to decline, and as a result, our automotive business shows few signs of recovery from the weak levels of the third quarter,” said Gordon Hunter, Chief Executive Officer. “The low third quarter electronics book-to-bill ratio has now translated into slowing shipments. As we head toward the end of the year, OEMs are reducing production rates and distributors are managing their inventories tightly. This reflects the high level of market uncertainty and concerns about the global economy.”
•	Sales for the fourth quarter of 2008 are expected to be 12-16% below the third quarter of 2008 due to the depressed automotive market and weakening electronics sales on top of normal seasonal slowing, partially offset by the acquisition of Startco Engineering Ltd. Startco, acquired on September 30, is expected to contribute $4 to $5 million in sales for the quarter depending on the Canadian dollar exchange rate.

•	The company expects diluted earnings per share before restructuring charges for the fourth quarter of 2008 to be in the range of $0.04 to $0.14 per share, or ($0.05) to $0.05 per share on a U.S. GAAP basis (see Supplemental Schedule on page 9). Startco is expected to be neutral to slightly accretive to earnings for the fourth quarter. The company expects to incur restructuring charges of approximately $0.09 per share primarily related to anticipated manufacturing transfer projects.
2009 Outlook
“The outlook for 2009 is still highly uncertain, but we believe that the current weakness in our automotive and electronics markets could persist through at least the first half of the year,” said Hunter. “The electrical market, which is still relatively healthy, could also weaken if non-residential construction declines further. Startco, on the other hand, has a strong backlog that should enable double-digit growth for the year.”
“We are not prepared to give specific 2009 guidance at this point, but it appears likely that sales will be down year over year even after the positive contribution of Startco,” added Hunter. “However, we believe the negative impacts of a weak top line in 2009 will be cushioned by significant cost savings from our manufacturing transfer projects and lower material costs if commodity prices remain at current levels.”
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Conference Call Webcast Information
          Company management will host a conference call today, Wednesday, October 29, 2008, at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through December 31, 2008 on the company’s Web site.
About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $536.1 million in 2007, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
          For more information, please visit Littelfuse’s web site at www.littelfuse.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations and the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations and other risks that may be detailed in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 under the heading “Risk Factors” and elsewhere in the company’s other Securities and Exchange Commission filings. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements. The company assumes no obligation to update this forward-looking information, except as required by law.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(in millions, unaudited)

	Third Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Business Unit
Electronics	$95.8	$92.4	4%	$276.2	$260.7	6%
Automotive	28.9	33.9	(15%)	104.1	101.5	3%
Electrical	16.8	13.9	21%	44.7	39.0	15%

Total	$141.5	$140.2	1%	$425.0	$401.2	6%

	Third Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Geography
Americas	$51.9	$52.9	(2%)	$156.7	$155.5	1%
Europe	29.0	28.2	3%	98.1	88.8	10%
Asia-Pacific	60.6	59.1	3%	170.2	156.9	8%

Total	$141.5	$140.2	1%	$425.0	$401.2	6%

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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 27, 2008	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$67,364	$64,943
Accounts receivable	90,373	85,607
Inventories	64,598	58,845
Deferred income taxes	10,607	10,986
Prepaid expenses and other current assets	11,936	14,789

Total current assets	244,878	235,170

Property, plant and equipment:
Land	11,067	12,573
Buildings	57,744	49,321
Equipment	294,284	282,416

	363,095	344,310
Accumulated depreciation	(207,468)	(199,748)

Net property, plant and equipment	155,627	144,562

Intangible assets, net of amortization:
Patents, licenses and software	8,435	9,231
Distribution network	12,395	13,823
Customer lists, trademarks and tradenames	3,141	1,192
Goodwill	80,673	73,462

	104,644	97,708

Investments	4,733	6,544
Deferred income taxes	7,387	6,141
Other assets	1,153	1,240

Total Assets	$518,422	$491,365

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,427	$27,889
Accrued payroll	17,814	19,441
Accrued expenses	14,184	11,595
Accrued severance	12,440	21,092
Accrued income taxes	1,701	4,484
Current portion of long-term debt	37,517	12,086

Total current liabilities	109,083	96,587

Long-term debt, less current portion	—	1,223
Accrued severance	7,641	8,912
Accrued post-retirement benefits	19,480	18,371
Other long-term liabilities	11,473	12,715
Minority interest	143	143
Total shareholders’ equity	370,602	353,414

Total Liabilities and Shareholders’ Equity	$518,422	$491,365

Common shares issued and outstanding of 21,712,017 and 21,869,824, at September 27, 2008, and December 29, 2007, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 27, 2008	Sept 29, 2007	Sept 27, 2008	Sept 29, 2007
Net sales	$141,448	$140,215	$424,982	$401,178

Cost of sales	105,548	93,926	303,139	272,297

Gross profit	35,900	46,289	121,843	128,881

Selling, general and administrative expenses	26,594	27,578	79,216	76,938
Research and development expenses	6,265	5,644	18,101	16,237
Gain on sale of Ireland property	—	(8,037)	—	(8,037)
Amortization of intangibles	1,030	877	2,923	2,413

Operating income	2,011	20,227	21,603	41,330

Interest expense	346	207	1,048	1,037
Other expense (income), net	(3,246)	195	(2,890)	(690)

Income before income taxes	4,911	19,825	23,445	40,983

Income taxes	923	5,531	6,204	12,086

Net income	$3,988	$14,294	$17,241	$28,897

Net income per share:
Basic	$0.18	$0.64	$0.79	$1.30

Diluted	$0.18	$0.64	$0.79	$1.29

Weighted average shares and equivalent shares outstanding:
Basic	21,703	22,359	21,724	22,272

Diluted	21,855	22,499	21,871	22,445

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	For the Nine Months Ended
	Sept 27, 2008	Sept 29, 2007
Operating activities:
Net income	$17,241	$28,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,843	18,503
Amortization of intangibles	2,923	2,413
Stock-based compensation	3,770	3,795
Gain on sale of property, plant and equipment	(305)	(8,037)
Pension settlement expenses	5,725	1,847
Changes in operating assets and liabilities:
Accounts receivable	(5,669)	(5,356)
Inventories	(6,190)	7,182
Accounts payable and accrued expenses	(223)	(6,615)
Accrued payroll and severance	(11,552)	(2,582)
Accrued taxes	(5,932)	(4,373)
Prepaid expenses and other	7,082	(4,400)

Net cash provided by operating activities	27,713	31,274

Investing activities:
Purchases of property, plant and equipment	(36,956)	(26,215)
Purchase of business, net of cash acquired	(9,280)	(4,507)
Sale of property, plant and equipment	3,384	8,593

Net cash used in investing activities	(42,852)	(22,129)

Financing activities:
Proceeds from debt	75,500	41,700
Payments of debt	(51,412)	(59,866)
Notes receivable, common stock	5	—
Purchases of common stock	(6,623)	—
Proceeds from exercise of stock options	1,687	6,205
Excess tax benefit on share-based compensation	136	1,005

Net cash provided by (used in) financing activities	19,293	(10,956)

Effect of exchange rate changes on cash	(1,733)	2,823

Increase in cash and cash equivalents	2,421	1,012
Cash and cash equivalents at beginning of period	64,943	56,704

Cash and cash equivalents at end of period	$67,364	$57,716

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LITTELFUSE, INC.
Supplemental Information
(in thousands, except per share data, unaudited)

	For the Three Months Ended
	Sept 27, 2008	Sept 29, 2007
Net sales	$141,448	$140,215

Cost of sales	105,548	93,926
Special items (1)	(6,029)	(475)

Adjusted cost of sales	99,519	93,451

Adjusted gross profit	41,929	46,764
% of sales	29.6%	33.4%

Total operating expenses	33,889	26,062
Special items (2)	(516)	5,963

Adjusted total operating expenses	33,373	32,025
% of sales	23.6%	22.8%

Adjusted operating income	8,556	14,739

% of sales	6.0%	10.5%

Interest/other (income) expense	(2,900)	402
Special items (3)	577	(745)

Adjusted interest/other (income) expense	(2,323)	(343)

Adjusted income before tax	10,879	15,082

Adjusted income tax expense	3,220	4,208

Effective rate	29.6%	27.9%

Adjusted net income	$7,659	$10,874

Adjusted diluted earnings per share	$0.35	$0.48

Diluted shares	21,855	22,499

Note: The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special charges that are related to closure of legacy operations.
Special Items:

(1)	Special items for 2008 relate to the Ireland pension settlement and Swindon severance. Special items for 2007 relate to Ireland severance.

(2)	Special items for 2008 relate to Swindon severance. Special items for 2007 relate to the gain on the sale of property in Ireland and the U.K. pension settlement.

(3)	Special items for 2008 reflect the net exchange rate impact from the Ireland pension settlement. Special items for 2007 reflect the net exchange rate impact from the Ireland long-term severance adjustments.
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LITTELFUSE, INC.
Supplemental Schedule (unaudited)
Diluted Earnings Per Share — Fiscal Year 2008

	Actual For the		Forecasted For		Forecasted For
	Nine Months		the Final Three		the Year Ended
	Ended September 27,		Months of Fiscal		December 27,
	2008		Year 2008		2008
Diluted Earnings Per Share — U.S. GAAP	$0.79		$(0.05) - 0.05		$0.74 - 0.84
Adjustments / Special Items	0.37	(1)	0.09	(2)	0.46

Diluted Earnings Per Share — Adjusted	$1.16		$0.04 - 0.14		$1.20 - 1.30

Note: The Company believes that adjusted earnings per share is more indicative of its ongoing operating performance than U.S. GAAP earnings per share since the former excludes special charges that are related to closure of legacy operations.
Adjustments / Special Items:

(1)	Special items for the nine months ended September 27, 2008 relate to restructuring charges involving the transfer of the Company’s Matamoros, Mexico manufacturing operations to China, severance and impairment charges for Ireland, Swindon (UK) and Dongguan Wickman (China) and the Ireland pension settlement.

(2)	Special items forecasted for the remaining three months of fiscal year 2008 relate to restructuring charges involving anticipated manufacturing transfer projects.
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